Exhibit 99.1

Keith S. Hynes to Retire as Chief Financial Officer of Max Re Capital Ltd.,
Joe Roberts Named as His Successor

HAMILTON, BERMUDA, February 10, 2007 – Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) today announced that Keith S. Hynes, the Company’s Chief Financial Officer, has indicated his intention to retire, effective April 1, 2007.

On that date, Mr. Hynes, who is currently one of the longest-serving insurance company CFOs in Bermuda, will be succeeded by Joe Roberts. Mr. Roberts, currently Senior Vice President and Controller, will be promoted to Executive Vice President and Chief Financial Officer.

W. Marston Becker, Chairman and Chief Executive Officer of Max Re Capital, said: “On behalf of all of us at Max Re, I want to thank Keith for his loyal and capable service to the Company, and to congratulate Joe on his well-deserved promotion. I also want to express my appreciation to Keith for his key role in helping us build a strong, seasoned financial management team, thereby ensuring a smooth and seamless transition.”

Mr. Roberts joined Max Re Capital in May 2002 as Controller. Since that time, he has led the Company’s Sarbanes-Oxley compliance initiatives and its financial reporting process. Prior to joining Max Re, he was a vice president for Overseas Partners Re Ltd. From 1994 to 2001, Mr. Roberts worked with KPMG, most recently as a senior manager, where he specialized in providing assurance-based services to the financial services sector. From 1987 to 1994, Mr. Roberts worked in public accounting in London, primarily with Moore Stephens. He is a member of the Institute of Chartered Accountants in England and Wales.

Max Re Capital Ltd., through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, provides insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release may include statements about future expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the SEC’s view of the conclusions reached by the Audit and Risk Management Committee of the Company’s Board of Directors in connection with the internal review of three finite risk retrocessional contracts written in 2001 and 2003, which caused the Company to restate its audited financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and unaudited financial statements for the periods ended March 31, 2006 and June 30, 2006, may differ, perhaps materially, and result in material changes to information contained in the Company’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Quarterly Report on Form 10-Q/A for the period ended September 30, 2006 and other documents filed by the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts
N. James Tees Executive Vice President jimt@maxre.bm 1-441-296-8800	Roy Winnick Kekst and Company roy-winnick@kekst.com 1-212-521-4842